Just Pour



Invest

$100.00 minimum investment

Deadline January 6, 2021
in a month

Unit Price
$10.00

Total Raised
$13,820

Valuation
$1,931,110

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

Pitch Updates Discussion

INTRODUCTION

Just Pour is working to disrupt the single serve coffee market.

We developed a way to make a single serve cup of coffee that maintains freshness, can be brewed quickly with minimal effort, and is environmentally friendly. Our filters are biodegradable, our packaging is environmentally friendly, and our dripper is made from 100% recycled materials and can be used multiple times.

The best thing about Just Pour is that we're donating a percentage of our profits to charity!

TESTIMONIALS

"I love this coffee! I was a monthly subscriber, but had to up it to the bi-weekly subscription because I was drinking so much that 24 filters per month wasn't enough."
Donald

"I ran out of my filters the other day and had to drink Keurig. After tasting the difference, I immediately reordered Just Pour. Since I'm in a subscription, I know my coffee will never run out!"
Jillian

"I was skeptical at first because I never did a pour over before. One sip and I was hooked. The process is so easy and the coffee is delicious."
Janet

"Apart from the great coffee, I feel good about the fact that the filters are bio-degradable."
Bruce

PROBLEM

Research shows that single serve coffee markets will continue to grow steadily over the next decade.[1,2] Yet, consumers and businesses are becoming more mindful of the environmental waste (i.e. plastic buildup in landfills) caused by single serve coffee and are seeking solutions to reduce waste while still being able to enjoy the convenience of these products.

[1] Statista, Coffee consumption worldwide from 2012/13 to 2015/16 (in million 60kg bags) (additional source ICO; ID 292595))
[2] Statista, Single-cup brewer usage among past day coffee drinkers in the United States from 2010-2016 (additional source: National Coffee Association; ID 456278))


Problem

SOLUTION

Just Pour is a single-serve subscription coffee service that delivers fresh ground coffee directly to consumers in self-contained, environmentally friendly, proprietary filters that are biodegradable.

Beans from Small Scale Farmers

Our goal is to source socially conscious coffee beans with the perfect mix of delicious flavors suitable for all palates. Our eco-friendly coffee is grown by small scale farmers that are able to provide extra care for their crops each year. From the farm to the roaster we believe quality is the key to a great cup of coffee.

Our coffee is crafted by Speedwell Coffee Roasters located in Plymouth, MA. Speedwell is a leading coffee roaster in our area, and they are exceptional specialty coffee roasters. By roasting small batches they are able to achieve consistent flavor profiles for each of the different roasting profiles.


Solution

Columbian: Light/Medium Roast
Our light-medium roast is the perfect way to start your day.

- Origin: Cauca
- Elevation: 1550 - 1700m
- Storage: GrainPro
- Process: Washed and sun-dried
- Varietals: Caturra and Colombia

Colombia Cauca is a favorite for it's natural sweetness, smooth body and clean mouthfeel. A workhorse for our wholesale program, this coffee is a consistent classic Colombian profile, that is the perfect single origin to brew at any time of day.

Taste Notes: lemon, currant, and oolong tea

Nor'easter - Dark Roast
Being from New England we are very familiar with Nor'easters storms. This dark roast coffee is a customer favorite!

- Components: Colombia
- Process: Washed
- Storage: GrainPro

This is Speedwell's signature dark roast profile; highlighting the deeper, stout flavors without compromising the Colombian coffees integrity. We take this coffee into second crack and end the roast as the natural sugars in the coffee are caramelizing when the coffee is a chestnut color. The oils on the exterior of the coffee have not yet been forced to surface. This is where we still maintain some of the sweetness and acidity inherent in the Colombian coffee, but also develop those roasty notes.

Taste Notes: dark cocoa, cinnamon spice, graham cracker.

Solution



Decaf Colombia Sugar Cane E.A. - Decaf Roast

Our decaf is a beautiful tasting coffee for those looking to dial back the caffeine intake!

- Origin: Garzon, Huila
- Elevation: 1550m
- Producer: Various smallholder farmers
- Storage: GrainPro
- Process: Washed and sun dried. Naturally decaffeinated.
- Variety: Caturra and Colombia

Decaf Process: Sugarcane ethyl acetate (E.A.) processing, commonly referred to as natural decaffeination, starts by fermenting molasses derived from sugarcane to create ethanol. The ethanol is then mixed with acetic acid which creates ethyl acetate to decaffeinate the beans.

Taste Notes: milk chocolate, cinnamon, graham, pomegranate

5 Easy Steps


FROM ALL OF US AT JUST POUR
5- Easy Steps
(well, actually 3 :))

Choose Your Coffee

SURF OUR WEBSITE
WWW.JUSTPOURCOFFEE.COM

Take a moment to quickly review our subscription and coffee options!

Become a Member

CHOOSE YOUR PROGRAM

- **First**: select from our weekly, bi-weekly, or monthly subscriptions
- **Second**: choose your coffee
- **Third**: apply any add-on items
- **Fourth**: checkout and become a member!

Enjoy Fresh Coffee

DELIVERED DIRECT TO YOU AND ALWAYS FRESH

Our ground, pre-measured coffee is delivered direct to you in bio-degradable filters. "Just" heat up some water and "Pour!"

Feel Good About Your Purchase

ENJOY THE BENEFITS

- You'll always have coffee on hand
- You're reducing environmental waste
- You're reducing electrical usage
- You're saving $ by making coffee at home or in the office

And...

ONE MORE THING...

By becoming a member of Just Pour, a portion of your purchase will be given charity!

BUSINESS MODEL

Subscription Revenue: build your own program and monthly plans providing for consistent annual recurring revenue.

Build your own program: you have the option to receive as much or as little coffee as you want provided your purchase the minimum of 6 filters per delivery. For example: you can have coffee delivered weekly, bi-weekly, monthly, every other month, etc. Whatever you choose for a delivery option it can include 6 filters, 12, filters, 18 filters, 50 filters, etc. delivered. All based on your prefernece.

We have one customer who has 12 filters delivered every week for example.

Model



Initial Customer order via Perk Website - Instant Data
Epic Web Creates API Integration with Roaster and Co-Packer - Instant Data
Roaster: roasts beans within one day and ships to co-packer - 2 day lead time
Co-Packer receives beans; grinds beans, packages, and prepares for UPS/ Fed Ex
UPS/FedEx ground delivers packages within allotted zip code time frame
Recurring Customer order - Perk algorithm created to alert customer of upcoming delivery. Customer has option to pause or opt out - Instant Data
API integration with Roaster and Co-Packer for recurring order volume- Instant Data
Roaster: roasts beans within one day and ships to co-packer - 2 day lead time
Co-Packer receives beans; grinds beans, packages, and prepare for UPS/ Fed Ex Delivery
UPS/FedEx ground delivers packages within allotted zip code time frame

Model



All customer payment data secured via web enrollment
API Integration established to charge customers 5 days prior to delivery
Customer payments received by Perk in advance of shipment
Cash conversation cycle and working capital management most advantageous to perk
Cash will be adequate to cover obligations and investor returns. No expectation of future capital needed

MARKET

Market

U.S. coffee consumption 36

Coffee drinking U.S. consumers by age group 2016

Share of coffee drinking consumers in the United States in 2016, by age group



Share of coffee drinkers
70.0%
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
48%
60%
53%
64%
18 to 24 years
25 to 39 years
40 to 59 years
60 years and older

Note: United States; January 11 to January 26, 2016; 18 years and older*; 2,782; both males and females, who consumed a beverage other than tap water the day prior to being interviewed

Further information regarding this statistic can be found on page 86.

Source: National Coffee Association; ID 250091

statista

Market

Brands and retail facts in the U.S. 20

U.S. coffee retail sales growth 2016, by category

Coffee sales growth in the United States in 2016, by category*


Retail sales growth
-20.0%
-10.0%
0.0%
10.0%
20.0%
Single cup
Additive/flavoring
Whole beans
Ground coffee
Instant
Ground decaffeinated
Instant decaffeinated
Substitutes
Note: United States; 52 weeks ending May 15, 2016
Further information regarding this statistic can be found on page 72.
Source: IRI; Progressive Grocer; ID 543639
statista

- Single-serve Coffee expected to grow 15% annually ($4b Mkt.) [3].
- US Coffee $13.6b in 2016 [4].
- Millennials, largest US demographic beginning in 2018. Size - approximately 74M.

Just Pour, LLC plans to engage in the business to customer (B2C) market with a primary market focus on delivering a perishable good (e.g. single cup ground coffee) to end consumers. While this business is principally focused on the sale of goods, it exhibits tertiary qualities with respect to Just Pour, LLC's "Convenience" strategy. Just Pour, LLC's products are targeted to consumers interested in brewing a fresh quality cup of coffee that is conveniently ground, pre-measured, and delivered to the consumer's home in a subscription model. Thus, the "Convenience" strategy exhibits service like qualities indicative of a tertiary market model. Additionally, the product is designed to be environmentally friendly so as to ensure minimal waste and serve the needs and desires of consumers who wish to simultaneously engage in consumption with a marginal impact on the environment.

[3] Statista, U.S. coffee retail sales growth 2016, by category (additional source: IRI; Progressive Grocer; ID 543639)
[4] Statista, Coffee expenditure in the United States from 2014-2016 (in billions U.S. dollars) (additional source: Thomson Reuters; Mintel; ID543625)

COMPETITIVE LANDSCAPE

Competitors are behind in creating environmentally sustainable products, whereas Just Pour has made it a principal focus of its business model.

Research shows that the majority of consumers drink coffee in the morning and at home [5]. As the Millennial demographic begins to surpass other generational demographics, Just Pour believes there will be a shift in purchasing behavior to the online medium as opposed to the traditional brick and mortar retail outlet. Additionally, Millennials are not only conscious of environmental deficiencies, they are becoming more aware of product quality. Just Pour, LLC has designed a fresh and convenient model for delivering pre-portioned coffee in a convenient, fresh, and environmentally conscious way that other competitors in the environment have not yet mastered.

[5] Statista, Coffee consumption in the US 2017, by location “Where do you drink Coffee?” (additional source; Statista Survey: ID250148) and Statista, Total U.S. Coffee per capita consumption by time of day 2016. (additional source: National Coffee Association ID 457436)

Competition


Competition and Advantages
The growing millennial market and environmentally conscious consumer give Perk a competitive advantage
Characteristics
Perk Advantages
Direct Competitors Keurig and Other K-Cup Companies
• In store purchase
• Need for proprietary machine
• Unknown shelf life
• Online purchase and direct delivery to home
• No machine needed
• Known shelf life
Future Competitors ABC Subscription XYZ Subscription
• Greater capital position
• Ability to offer differentiated products
• Competitive pricing
• Unique market focus
• Ability to quickly adapt
• Patented technology
• Model of continuous improvement

PROGRESS

Initial costs per customer are based on social media engagement and varies in cost and effectiveness. Additional ad spends will be incorporated with revenue increases and capital investments. The initial go-to-market advertising will be tailored back as brand recognition takes hold.

We have two independent sales representatives meeting with businesses to incorporate Just Pour into company kitchens. There is a growing concern among business leaders to transition their companies into environmentally sustainable stewards. To that end, we're working with several businesses to secure long term contracts to purchase Just Pour for their employees. This strategy is two fold:

1. It will provide much needed “immediate” cash flow to boost advertising in the consumer market; and
2. We believe the more individuals in the business environment who see this product will purchase it at home.

SUCCESS

Stage 1 we launched our minimal viable single serve coffee product.

Stage 2 will be to utilize the same Manufacturing equipment and launch multi-channel coffee products.

Stage 3 will be to expand on the varieties of coffee and region selections to continue engaging our customers and to boost market share.

1. Factory built with automated machines
2. Raised $125K in equity and secured a $50K term loan (with no revenue) with a commercial bank
3. Product is live on Shopify
4. Fulfilling orders 2-3/week
5. Mkt through Google/FB/Instagram/Pinterest
6. Standard shipping in place with a scaling cost agreement
7. Local coffee supply chain
8. Patent portfolio ready for submission
9. Strong Advisory Board
10. B2B strategy developed
11. Multi channel product strategy in development
12. Exit strategy - sell in year 7 on EBITDA multiple

- Revenue - we analyze revenue monthly
- COGS - our target GP is 45%
- Customer Acquisition - we measure new customer acquisition and retention monthly
- Churn: we seek to keep churn below 5%

PRESS

Bridgewater's Better Bean owners brew up new way to get coffee - The Enterprise

TEAM

Just Pour is a startup company that launched in early 2019. Just Pour was found by Jason Hebert after he purchased a coffeehouse in Bridgewater, MA. In operating the coffeehouse, Jason began experimenting with different ways to brew coffee to determine customer preferences. A specific pattern emerged while testing these methods, the pour over brewing method seemed to spark interest with the millennial demographic.

A pour over is a multi-step brewing process designed to extract the greatest amount of flavor in a single cup of coffee. The beans and water are precisely measured, the coffee is finely ground, and water is poured over the beans at a rate that optimizes flavor.

Through detailed research, continued observation, and trial and error, Just Pour's founder identified an opportunity to deliver the pour over brewing method on a large scale that is convenient for the customer and friendly to the environment.

Just Pour is now a team made up of coffee, finance, risk management, and engineering experts dedicated to disrupting the single serve coffee market by focusing on quality, freshness, and environmental stewardship. We believe we're unique b/c we are the only subscription coffee company that delivers fresh ground single serve coffee in biodegradable filters directly to consumers.

Jason Hebert



Jason. B. Hebert

Co-Founder and CEO

Jason B. Hebert is Founder of JBH Advisory, Inc. a boutique financial consulting firm that partners with small business and individuals to provide finance, accounting, tax, and general business solutions. An entrepreneur at heart, he has founded and invested in several companies during the past fifteen years. Business ventures credited to his name include a real estate holding company, two boutique coffee house, a not-for-profit organization, and construction companies.

In his professional career he has served as a higher education administrator at one of the largest colleges and universities in Massachusetts. In this role, he

Jeff Weinstein



Jeff Weinstein

Co-Founder and Director of Manufacturing

Jeff has been developing products in the robotics and consumer product fields for 25+ years. He has extensive experience in start up to scale up companies. He has a unique balance of urgency to market while managing risk and expense. He holds a BS in Mechanical Engineering and a Six Sigma Black Belt certification.

Jeff is a results-driven Mechanical Engineer with extensive experience in applying modern automation techniques for medium and high-volume manufacturing environments. Integrally involved throughout all phases of the product development process from initial design conceptualization to manufacturing.

oversaw the institution's component unit financial operations, investment activities, and strategic direction. Prior to his role in higher education, he worked as a business consultant for a regional public accounting firm where he served an eclectic mix of clients and industries.

Jason is a Certified Public Accountant, a Certified Management Accountant, and a Charted Global Management accountant with a Master's degree in business administration and a Master's degree in educational leadership. He is currently enrolled as a doctoral student at Northeastern University where he is pursuing a degree in organizational leadership. His principal research focus centers on the effect international partnerships has on the value proposition of United States businesses.

In addition to his professional endeavors, Jason is involved in a number of volunteer activities. He serves as the Treasurer of the Easton Children's Museum and is a member of the museum's finance and business development committees. He is also a member of the Southern New England Entrepreneurs Forum and serves on its program committee.

Overcoming Adversity: Jason' wife was diagnosed with a major neurological disorder in 2005 and then Muscular Sclerosis in 2016. They both take an optimistic view of the future despite these personal constraints and believe Just Pour will provide a platform for advocacy and charitable giving in the future.

Jeff is a critical thinker adept in developing new product designs and manufacturing equipment to reduce capital expense and maintain project schedule and costs. In addition, Jeff is analytical problem solver responsible for championing continuous improvement initiatives utilizing Six Sigma and DMAIC techniques. He has an excellent aptitude for troubleshooting and implementing solutions for mechanical and electrical system problems in production. Jeff has been a strong voice of DFM/DFA during product development and with NPI launch at contract manufacturing sites. Well rounded in Manufacturing Operations, Quality, and Supply Chain. Experience in domestic and international production launches and equipment acquisitions.

Overcoming Adversity: In the middle of launching Just Pour, Jeff's youngest son Jon was diagnosed with cancer. This diagnosis took Jeff away from Just Pour for a period of time, but we all remained optimistic and the fruits of our optimism paid off. Jon's cancer has gone into remission and he is back to being a normal teenager!

Stephen Noyes



Stephen Noyes

Partner @ PKF O'Connor Davies

Eric Kagan



Eric Kagan

Managing Member KGN Holdings, LLC - Real Estate Investing and Development

David Boucher



David P. Boucher
Managing Member of Five Capital Management - Real Estate Investment Firm.

USE OF PROCEEDS

If the offering's maximum amount of $107,000 is raised:

Use	Value	% of Proceeds
Marketing	$97,757	91.4%
Patent Filings	$4,000	3.7%
Intermediary fees	$5,243	4.9%

TERMS

This is an offering of Class A units, under registration exemption 4(a)(6), in Dj Holdings, LLC, doing business as Just Pour. This offering must raise at least $10,000 by January 6, 2021 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Just Pour may issue additional securities to raise up to $107,000, the offering's *maximum*.

$13,820 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

203,811 units
× $10.00 per unit

$2,038,110 implied valuation

Open

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PITCH DECK

FINANCIALS

Just Pour's official name is Dj Holdings, LLC, so that's the name that appears in the statements below.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Facebook
- Twitter
- Instagram

UPDATES

Sep 25, 2020 • Primary offering of 10,700 units at $10.00

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